UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

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☐	Preliminary Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Willis Group Holdings Public Limited Company

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Dear Willis Shareholder:

On July 23, 2014, we will hold our 2014 Annual General Meeting. We will present a number of proposals for your consideration and approval at that meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission.

The purpose of this letter is to highlight and explain further two important proposals related to our ability to efficiently raise capital in the equity markets, should we ever need to do so. They are: Proposal Five—“Renew the Directors’ Authority to Issue Shares under Irish Law,” and Proposal Six—“Renew the Directors’ Authority to Opt-out of Pre-emption Rights under Irish Law.” We believe a FOR vote on both proposals is important to our competitive position within our industry and is, therefore, in the best interests of Willis and its shareholders.

Background

In general, companies that are incorporated in the U.S. can issue additional shares without getting specific approval from shareholders (although still subject to regulations of their listing authority such as the New York Stock Exchange). And they can issue those shares for cash without first offering the shares to existing shareholders on a pro-rata basis (also known as a “pre-emptive rights offering”).

In contrast, companies incorporated in Ireland, like Willis, are required (1) to obtain shareholder approval before they can issue any additional shares; and (2) if they issue shares for cash, to do so through a pre-emptive rights offering. Irish law, however, allows shareholders of Irish companies to waive these limitations for up to five years. Indeed, when Willis redomiciled to Ireland in December 2009, our shareholders granted us a five-year waiver under our articles of association. Because those waivers expire in December 2014, we are seeking your approval for another five-year waiver on the same terms. We are not asking for anything more than what any U.S. incorporated and NYSE-listed company is currently entitled to, and we are not asking for an increase in our authorized shares.

Our Position

For the following reasons, we ask you to vote FOR both proposals:

(a)	Having the flexibility to issue shares without preemptive rights is fundamental to our business. Voting FOR our proposals will give our directors the continued flexibility to use shares for acquisitions and otherwise raise capital as market opportunities arise. They also enable us to issue shares under our equity compensation plans.

(b)	The potential restrictions (for instance pro-rata pre-emptive rights) would hurt our competitive position. Our major competitors do not have such limits, and, therefore, would have more flexibility in using their shares for strategic acquisitions and other capital purposes and could move at a much faster pace than we could. Our proposals will ensure that we remain on a level playing field with our competitors.

(c)	Our approach does not mean that we would have no limits. To the contrary, the SEC considers Willis a U.S. domestic issuer subject to the same governance and share issuance requirements as U.S.-incorporated companies. In addition, we are subject to the NYSE regulations, which generally include:

(i)	shareholder approval before we can issue shares in any transaction or series of related transactions equal to or in excess of 20% of our outstanding shares before the issuance; and

(ii)	shareholder approval of our equity compensation plans, including material revisions to our plans (for example, to increase the number of shares that may be issued pursuant to such a plan).

(d)	A vote FOR is a vote to continue the same terms – i.e., without limits – that we have had for the last five years, since we redomiciled to Ireland in 2009.

(e)	We are not listed on the Irish Stock Exchange (ISE), not subject to ISE listing rules, and not governed by the corporate governance codes applicable to ISE-listed companies. In our view, therefore, it does not make sense to apply ISE rules to us when we are an NYSE-listed company and adhering to best corporate governance practices of U.S. listed companies.

Proxy Advisory Firms’ Likely Positions

Proxy advisory firms Institutional Shareholder Services (ISS) and Glass Lewis will likely make recommendations regarding Proposals Five and Six.

Based on ISS’s recommendations for other NYSE-listed but Irish incorporated companies, it is possible that that they will recommend that you vote AGAINST our proposals. We believe that, if ISS recommends that you vote against our proposals, it will be because the five-year waiver we are asking for is broader than waivers customarily sought by ISE-listed companies (which we remind you we are not). Among other things, ISE-listed companies customarily ask for only a one-year waiver of these restrictions.

We believe that Glass Lewis will recommend that shareholders vote FOR these proposals based on past recommendations related to this subject matter.

For the reasons we discussed above, we believe that these proposals are in the best interests of Willis and its shareholders and we ask you to vote FOR both of them.

Yours sincerely,

James F. McCann	Dominic Casserley
Chairman of the Board	Chief Executive Officer &
Member of the Board

*****

Shareholders can obtain the preliminary proxy statement, the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by Willis with the U.S. SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at Willis’s website at www.willis.com. In addition, shareholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Company Secretary at Willis Group Holdings Public Limited Company, 200 Liberty Street, New York, New York 10281. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Willis’s shareholders is available in the definitive proxy statement filed on Schedule 14A with the SEC on Friday, June 6, 2014.

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